                                                            Exhibit 99


CONTACTS FROM CHARTER ONE                       CONTACT FROM RCSB
  INVESTORS- Ellen Batkie (800) 262-6301        Richard Dye (716) 423-7363
  MEDIA-     William Dupuy (216) 566-5311



                        CHARTER ONE\RCSB MERGER COMPLETED
                        ---------------------------------

CLEVELAND, Ohio, October 3, 1997 - Charter One Financial, Inc. (NASDAQ:COFI) and RCSB Financial, Inc.(NASDAQ: RCSB) announced today that the shareholders of each company approved the merger earlier today and that the merger of the two companies has been completed. At the close of business today, each share of RCSB common stock will be exchanged for .91 shares of Charter One common stock, increasing the number of Charter One's outstanding shares to approximately 60.6 million. Cash will be paid in lieu of any fractional share interests at the rate of $62.375 per share, the closing price of Charter One's common stock on October 2, 1997.

     Charter One's principal subsidiary, Charter One Bank, now has nearly $19 billion in total assets and 221 branch locations: 101 in Ohio operating under the name Charter One Bank, 81 in Michigan operation under the name First Federal of Michigan and 39 in Western New York operating under the name Rochester Community Savings Bank.